Exhibit 99.1

Revlon Reports Third Quarter Results

Previously-Announced Exchange Offer and Consent Solicitation Expected to Successfully Close

Quarterly Results Reflect Sequential Improvement in Top-Line COVID-19 Impacts and Continued Cost Reductions from the Company's Restructuring Program

NEW YORK--(BUSINESS WIRE)--November 12, 2020--Revlon, Inc. (NYSE: REV) today announced its results for the quarter ended September 30, 2020.

Quarter ended September 30, 2020 summary developments:1

  As Reported net sales were $477.1 million in the third quarter of 2020, compared to $596.8 million during the prior-year period, a decline of 20.1%. E-commerce net sales increased approximately 13% versus the prior-year period and represented approximately 12% of third quarter 2020 net sales, versus approximately 9% in the prior-year period. As Reported net sales include approximately $119 million of estimated negative impacts associated with the ongoing and prolonged COVID-19 pandemic. Excluding the COVID-19 impacts, net sales were essentially flat compared to the prior-year period.
  As Reported operating loss was $9.7 million in the third quarter of 2020, compared to $16.7 million of operating income during the prior-year period, driven primarily by the lower net sales described above and lower gross profit margin, driven in part by the adverse effects of the COVID-19 pandemic, including the negative impact from sales mix and higher manufacturing overhead absorption costs. These negative impacts were partially offset by $54.7 million in lower selling, general and administrative expenses, driven in part by cost reductions associated with the Company's restructuring programs and additional actions specifically implemented to mitigate the adverse impact of the COVID-19 pandemic on the Company's operating results. Adjusted operating income in the third quarter of 2020 decreased by $11.3 million to $14.3 million from $25.6 million in the prior-year period.
  As Reported net loss was $44.5 million in the third quarter of 2020, versus a $44.7 million net loss in the prior-year period. The slightly lower net loss was driven primarily by a $31.2 million gain on the early extinguishment of Product's Corporation's 5.75% Senior Notes as a result of the Company's repurchase and cancellation of approximately $44.4 million in principal face amount of Senior Notes during the third quarter of 2020, as well as a $17.4 million favorable foreign currency impact versus the prior-year period. These impacts were partially offset by the higher operating loss described above and $18.5 million in higher interest expense.
  Adjusted EBITDA(a) in the third quarter of 2020 was $54.5 million versus $68.4 million in the prior-year period, with the decrease driven primarily by the lower net sales and lower adjusted gross profit margin attributed to the COVID-19 pandemic, partially offset by lower SG&A expenses.
  As of September 30, 2020, the Company had total liquidity of $340.4 million.
  As previously announced, all conditions precedent to the consummation of the Company's Exchange Offer and Consent Solicitation have been satisfied and settlement is expected to occur on Friday, November 13, 2020, subject to customary closing conditions.

“While COVID-19 continues to have a significant impact on both the beauty industry overall as well as on our business, I am pleased that our third quarter 2020 results reflected a sequential improvement in our net sales decline versus the prior quarter. We remain diligent in managing our cost base to reduce COVID-19's impact on our profitability. During the third quarter, the Company made further progress in expanding its e-commerce business, which now represents approximately 12% of the Company’s total net sales exceeding our expectations. Also, based on the aggregate principal amount of 5.75% Senior Notes tendered into the Company’s pending Exchange Offer, the Company expects to close that transaction later this week, giving us the additional runway needed to further execute on our business strategy, including investing in the brands and markets where we have scale, and growing our e-commerce business. We would like to thank all of our stakeholders for their support during the transaction. While we still have challenges to face – namely the ongoing impact of the COVID-19 pandemic – we believe we have the right long-term strategy in place and will continue to execute against it,” said Debra Perelman, Revlon's President and Chief Executive Officer.

[1] The results discussed include the following measures: U.S. GAAP (“As Reported”); and non-GAAP (“Adjusted”), which excludes certain Non-Operating Items and EBITDA Exclusions (as defined in Footnote (a)) from As Reported results. See footnote (a) for further discussion of the Company’s Adjusted measures. Reconciliations of As Reported results to Adjusted results are provided as an attachment to this release. In addition, where indicated, the Company analyzes and presents its results excluding the impact of foreign currency translation (“XFX”). Unless otherwise noted, the discussion is presented on an As Reported basis.

Third Quarter 2020 Results

Total Company Results

In calculating Adjusted results, adjustments were made for the Non-Operating Items and the EBITDA Exclusions in the case of Adjusted EBITDA, in each case as described in footnote (a).

	Three Months Ended September 30, (Unaudited)
	2020		2019		As Reported	Adjusted (*)
(USD millions, except per share data)	As Reported	Adjusted (*)	As Reported	Adjusted (*)	% Change	% Change

Net Sales	$477.1	$477.1	$596.8	$596.8	(20.1)%	(20.1)%
Gross Profit	242.8	248.4	327.8	329.0	(25.9)%	(24.5)%
Gross Margin	50.9%	52.1%	54.9%	55.1%	-400bps	-300bps
Operating (Loss) Income	$(9.7)	$14.3	$16.7	$25.6	(158.1)%	(44.1)%
Net Loss	(44.5)	(30.8)	(44.7)	(37.5)	0.4%	17.9%
Adjusted EBITDA		54.5		68.4		(20.3)%
Diluted Loss per Common Share	$(0.83)	$(0.58)	$(0.84)	$(0.71)	1.2%	18.3%

(*) Refer to footnote (a) to this Earnings Release for a discussion and reconciliation of the Company's non-GAAP measures, including Adjusted Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted EBITDA and Adjusted Diluted Loss per Common Share.

Segment Results

The Company operates in four reporting segments: Revlon; Elizabeth Arden; Portfolio; and Fragrances:

Revlon - The Revlon segment is comprised of the Company's flagship Revlon brands. Revlon segment products are primarily marketed, distributed and sold in the mass retail channel, large volume retailers, chain drug and food stores, chemist shops, hypermarkets, general merchandise stores, e-commerce sites, television shopping, department stores, professional hair and nail salons, one-stop shopping beauty retailers and specialty cosmetic stores in the U.S. and internationally under brands such as Revlon in color cosmetics; Revlon ColorSilk and Revlon Professional in hair color; and Revlon in beauty tools.

Elizabeth Arden - The Elizabeth Arden segment is comprised of the Company's Elizabeth Arden branded products. The Elizabeth Arden segment markets, distributes and sells fragrances, skin care and color cosmetics primarily to prestige retailers, department and specialty stores, perfumeries, boutiques, e-commerce sites, the mass retail channel, travel retailers and distributors, as well as direct sales to consumers via its Elizabeth Arden branded retail stores and elizabetharden.com e-commerce websites, in the U.S. and internationally, under brands such as Elizabeth Arden Ceramide, Prevage, Eight Hour, SUPERSTART, Visible Difference and Skin Illuminating in the Elizabeth Arden skin care brands; and Elizabeth Arden White Tea, Elizabeth Arden Red Door, Elizabeth Arden 5th Avenue and Elizabeth Arden Green Tea in Elizabeth Arden fragrances.

Portfolio - The Company’s Portfolio segment markets, distributes and sells a comprehensive line of premium, specialty and mass products primarily to the mass retail channel, hair and nail salons and professional salon distributors in the U.S. and internationally and large volume retailers, specialty and department stores under brands such as Almay and SinfulColors in color cosmetics; American Crew in men’s grooming products (which are also sold direct-to-consumer on its americancrew.com website); CND in nail polishes, gel nail color and nail enhancements; Mitchum in anti-perspirant deodorants; and Cutex in nail care products. The Portfolio segment also includes a multi-cultural hair care line consisting of Creme of Nature hair care products, which are sold in both professional salons and in large volume retailers and other retailers, primarily in the U.S.; and a hair color line under the Llongueras brand (licensed from a third party) that is sold in the mass retail channel, large volume retailers and other retailers, primarily in Spain.

Fragrances - The Fragrances segment includes the development, marketing and distribution of certain owned and licensed fragrances, as well as the distribution of prestige fragrance brands owned by third parties. These products are typically sold to retailers in the U.S. and internationally, including prestige retailers, specialty stores, e-commerce sites, the mass retail channel, travel retailers and other international retailers. The owned and licensed fragrances include brands such as Juicy Couture (which are also sold direct-to-consumer on its juicycouturebeauty.com website), Britney Spears, Elizabeth Taylor, Curve, John Varvatos, Christina Aguilera, Giorgio Beverly Hills, Ed Hardy, Charlie, Lucky Brand, Paul Sebastian, Alfred Sung, Jennifer Aniston, Mariah Carey, Halston, Geoffrey Beene and AllSaints.

	Three Months Ended September 30, (Unaudited)
	Net Sales
	As Reported		As Reported
(USD millions)	2020	2019	% Change	XFX % Change

Revlon	$166.0	$217.3	(23.6)%	(23.9)%
Elizabeth Arden	106.3	123.2	(13.7)%	(14.9)%
Portfolio	99.6	118.2	(15.7)%	(16.2)%
Fragrances	105.2	138.1	(23.8)%	(24.0)%
Total	$477.1	$596.8	(20.1)%	(20.5)%

	Three Months Ended September 30, (Unaudited)
	Segment Profit
	As Reported		As Reported
(USD millions)	2020	2019	% Change	XFX % Change

Revlon	$13.5	$7.3	84.9%	80.8%
Elizabeth Arden	3.4	12.5	(72.8)%	(76.0)%
Portfolio	12.2	14.4	(15.3)%	(17.4)%
Fragrances	25.4	34.2	(25.7)%	(26.6)%
Total	$54.5	$68.4	(20.3)%	(22.2)%

Revlon Segment

Revlon segment net sales in the third quarter of 2020 were $166.0 million, a $51.3 million or 23.6% (23.9% XFX) decrease compared to the prior-year period, with the ongoing COVID-19 pandemic contributing an estimated $50 million ($50 million XFX) to the decrease. The segment's lower net sales were driven primarily by Revlon color cosmetics, as well as lower international net sales of Revlon-branded professional products, due primarily to the ongoing effects of the COVID-19 pandemic on the mass retail channel and on salon activity. This decrease was partially offset by higher net sales of Revlon-branded beauty tools and hair color products in North America.

Revlon segment profit in the third quarter of 2020 was $13.5 million, compared to $7.3 million in the prior-year period, driven primarily by the segment's lower brand support, partially offset by lower net sales and lower gross profit margin.

Elizabeth Arden Segment

Elizabeth Arden segment net sales in the third quarter of 2020 were $106.3 million, a $16.9 million or 13.7% (14.9% XFX) decrease compared to the prior-year period, with the ongoing COVID-19 pandemic contributing an estimated $24 million ($25 million XFX) to the decrease. The lower net sales were driven by certain Elizabeth Arden-branded skin care products and color cosmetics in international regions as well as lower net sales of certain Elizabeth Arden-branded fragrances due, in part, to the continuing effects of COVID-19 on foot traffic at department stores and travel retail outlets, partially offset by higher net sales of Ceramide skin care products in North America and strong e-commerce growth.

Elizabeth Arden segment profit in the third quarter of 2020 was $3.4 million, compared to $12.5 million in the prior-year period, primarily due to the segment's lower net sales and lower gross profit margin, partially offset by lower brand support.

Portfolio Segment

Portfolio segment net sales of $99.6 million in the third quarter of 2020 decreased by $18.6 million, or 15.7% (16.2% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $19 million ($19 million XFX) to the decrease. The decrease in segment net sales was driven primarily by Almay color cosmetics, CND nail products and American Crew men's grooming products, primarily in North America, due, in part, to the continuing effects of COVID-19 on the mass retail channel and salons, partially offset by higher net sales of Creme of Nature hair care products and Mitchum anti-perspirant deodorants, primarily in North America.

Portfolio segment profit in the third quarter of 2020 was $12.2 million, compared to $14.4 million in the prior-year period, driven by the segment's lower net sales and lower gross profit margin, partially offset by lower SG&A and brand support expenses as a result of cost reductions achieved through the Company's initiatives designed to mitigate the adverse impact of COVID-19 on the Company's operating results, as well as the Revlon 2020 Restructuring Program.

Fragrances Segment

Fragrances segment net sales of $105.2 million in the third quarter of 2020 decreased by $32.9 million, or 23.8% (24.0% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $25 million ($25 million XFX) to the decrease. The segment's lower net sales were driven primarily by the continuing impacts from COVID-19, especially in the prestige channel, resulting in decreased foot traffic.

Fragrances segment profit in the third quarter of 2020 was $25.4 million, compared to $34.2 million in the prior-year period, primarily as a result of the segment's lower net sales and lower gross profit margin, partially offset by lower SG&A and brand support expenses, driven by cost reductions achieved through the Company's initiatives designed to mitigate the adverse impact of COVID-19 on the Company's operating results, as well as the Revlon 2020 Restructuring Program.

Geographic Net Sales

Overall, As Reported total net sales decreased by 20.1% (or 20.5% XFX) in the third quarter of 2020, compared to the prior-year period, as detailed below by segment for the Company's North America and International Regions.

	Three Months Ended September 30, (Unaudited)
(USD millions)	2020 As Reported	2019 As Reported	As Reported % Change	As Reported XFX % Change
Net Sales:
Revlon
North America	$86.4	$100.0	(13.6)%	(13.7)%
International	79.6	117.3	(32.1)%	(32.6)%
Elizabeth Arden
North America	$30.5	$29.5	3.4%	3.7%
International	75.8	93.7	(19.1)%	(20.8)%
Portfolio
North America	$59.9	$71.4	(16.1)%	(15.8)%
International	39.7	46.8	(15.2)%	(16.7)%
Fragrances
North America	$79.2	$98.6	(19.7)%	(19.6)%
International	26.0	39.5	(34.2)%	(34.9)%
Total Net Sales	$477.1	$596.8	(20.1)%	(20.5)%

Total Net Sales Summary
North America	$256.0	$299.5	(14.5)%	(14.4)%
International	221.1	297.3	(25.6)%	(26.7)%

Revlon Segment

In North America, Revlon segment net sales of $86.4 million in the third quarter of 2020 decreased by $13.6 million, or 13.6% (13.7% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $15 million ($15 million XFX) to the decrease. The segment's lower net sales in North America were primarily driven by lower net sales of Revlon color cosmetics and Revlon ColorSilk hair care products, due to the continuing effects of COVID-19 on the mass retail channel, partially offset by higher net sales of Revlon-branded beauty tools and hair-care products.

In International, Revlon segment net sales of $79.6 million in the third quarter of 2020 decreased by $37.7 million, or 32.1% (32.6% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $35 million ($35 million XFX) to the decrease. The segment's lower International net sales were driven primarily by lower net sales of Revlon color cosmetics and Revlon-branded professional hair-care products, partially offset by higher net sales of Revlon ColorSilk hair color products, within the Company's Latin America region and growth in e-commerce net sales.

Elizabeth Arden Segment

In North America, Elizabeth Arden segment net sales were $30.5 million in the third quarter of 2020, an increase of $1.0 million, or 3.4% (3.7% XFX), compared to the prior-year period. COVID-19 impacted net sales by an estimated $1 million ($1 million XFX) versus the prior-year quarter. The improved North America net sales were driven by the segment's higher net sales of Ceramide skin care products, partially offset by certain other Elizabeth Arden-branded skin care and fragrance products, due primarily to the continuing effects of COVID-19 on foot traffic at department stores and in other retail outlets.

In International, Elizabeth Arden segment net sales of $75.8 million in the third quarter of 2020 decreased by $17.9 million, or 19.1% (20.8% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $23 million ($24 million XFX) to the decrease. The segment's lower international net sales were driven by lower net sales of Elizabeth Arden-branded skin care products, certain Elizabeth Arden-branded fragrances, primarily within the Company's EMEA region and continued COVID-19 impacts within the Travel Retail channel.

Portfolio Segment

In North America, Portfolio segment net sales of $59.9 million in the third quarter of 2020 decreased by $11.5 million, or 16.1% (15.8% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $14 million ($14 million XFX) to the decrease. The segment's lower North America net sales were driven by Almay color cosmetics, CND nail products, American Crew men's grooming products, driven, primarily, by the continuing effects of COVID-19 on the mass retail channel and on salons. This decrease was partially offset by higher net sales of Creme of Nature products, Mitchum antiperspirant deodorants and Cutex nail products.

In International, Portfolio segment net sales of $39.7 million in the third quarter of 2020 decreased by $7.1 million, or 15.2% (16.7% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $5 million ($5 million XFX) to the decrease. The segment's lower International net sales were driven primarily by lower net sales of local and regional brands, CND nail products, American Crew men's grooming products and Almay color cosmetics, primarily in the Company's EMEA region, largely attributable to COVID-19's continuing adverse effects on consumer foot traffic in salons and in the mass retail channel.

Fragrances Segment

In North America, Fragrances segment net sales of $79.2 million in the third quarter of 2020 decreased by $19.4 million, or 19.7% (19.6% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $16 million ($16 million XFX) to the decrease. The segment's lower net sales in North America compared to the prior year quarter were driven primarily by the continuing impacts from COVID-19, especially in the prestige channel, resulting in decreased foot traffic.

In International, Fragrances segment net sales of $26.0 million in the third quarter of 2020 decreased by $13.5 million, or 34.2% (or 34.9% XFX), compared to the prior-year period, with COVID-19 contributing an estimated $9 million ($9 million XFX) to the decrease. The segment's lower international net sales were due to lower net sales of certain licensed fragrances primarily in the Company's EMEA region, due to the continuing impacts from COVID-19, resulting in decreased foot traffic.

Cash Flow

Net cash used in operating activities in the first nine months of 2020 was $256.9 million, compared to $166.8 million in the prior-year period. The increase in cash usage was driven primarily by the COVID-related lower net sales. Free cash flow(a) used in the first nine months of 2020 was $264.3 million, compared to $186.8 million used in the prior-year period. The increase in free cash flow usage was driven by higher operating cash flow usage, due in part to COVID-19's ongoing adverse impacts on the business, partially offset by lower capital expenditures.

Liquidity Update

As of September 30, 2020, the Company had approximately $340.4 million of available liquidity, consisting of $268.3 million of unrestricted cash and cash equivalents, as well as $52.6 million in available borrowing capacity under the Product Corporation's Amended 2016 Revolving Credit Facility (which had $291.9 million drawn as of such date) and $30.0 million in available borrowing capacity under the 2020 Restated Line of Credit (which was undrawn as of such date), less float of approximately $10.5 million.

5.75% Senior Notes Exchange Offer Update

As of 11:59 p.m., New York City time, on Tuesday, November 10, 2020, approximately $236 million aggregate principal amount of the Notes (or approximately 68.8% of the aggregate outstanding principal amount of such series of Notes) had been validly tendered into the Exchange Offer and Consent Solicitation and not withdrawn.

All conditions precedent to the consummation of the Exchange Offer and Consent Solicitation have been satisfied, including the minimum liquidity requirement of $175 million, and settlement is expected to occur on Friday, November 13, 2020, subject to customary closing conditions.

Third Quarter 2020 Results Conference Call

The Company will host a conference call with members of the investment community today, November 12, 2020, at 5:00 P.M. EST to discuss its third quarter 2020 financial results. Access to the call is available to the public at www.revloninc.com.

Footnotes to Press Release

(a) Non-GAAP Financial Measures: EBITDA; Adjusted EBITDA; Adjusted net sales; Adjusted operating loss/income; Adjusted net income/loss; Adjusted gross profit; Adjusted gross profit margin; Adjusted diluted loss per common share and free cash flow (together, the “Non-GAAP Measures”) are non-GAAP financial measures. See the reconciliations of such Non-GAAP Measures to their most directly comparable GAAP measures in the accompanying financial tables, to the extent not otherwise directly reconciled in the Company’s financial results.

The Company defines EBITDA as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses (the foregoing being the “EBITDA Exclusions”). The Company presents Adjusted EBITDA to exclude the EBITDA Exclusions, as well as the impact of non-cash stock-based compensation expense and certain other non-operating items that are not directly attributable to the Company's underlying operating performance (the “Non-Operating Items”). The following table identifies the Non-Operating Items excluded in the presentation of Adjusted EBITDA for all periods:

(USD millions)	Q3 2020	Q3 2019
Net Loss Adjustments to EBITDA
	(Unaudited)
Non-Operating Items:
Non-cash stock-based compensation expense	$5.1	$3.9
Restructuring and related charges	4.5	5.4
Acquisition, integration and divestiture costs	0.9	0.1
Gain on divested assets	(1.1)	—
Financial control remediation and sustainability actions and related charges	0.7	3.4
COVID-19 charges	9.7	—
Capital structure and related charges	9.3	—

Adjusted net loss and adjusted diluted loss per common share exclude the after-tax impact of the Non-Operating Items from As Reported net loss.

The Company excludes the EBITDA Exclusions and Non-Operating Items, as applicable, in calculating the Non-GAAP Measures because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and/or these items do not facilitate an understanding of the Company's underlying operating performance.

Free cash flow is defined as net cash provided by/used in operating activities, less capital expenditures for property, plant and equipment. Free cash flow excludes proceeds on sale of discontinued operations. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant.

The Company's management uses the Non-GAAP Measures as operating performance measures, and in the case of free cash flow, as a liquidity measure (in conjunction with GAAP financial measures), as an integral part of its reporting and planning processes and to, among other things: (i) monitor and evaluate the performance of the Company's business operations, financial performance and overall liquidity; (ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations; (iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels; (iv) review and assess the operating performance of the Company's management team and, together with other operational objectives, as a measure in evaluating employee compensation, including bonuses and other incentive compensation; (v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and (vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Management believes that the Non-GAAP Measures are useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by management. Management believes that the Non-GAAP Measures provide useful information to investors about the performance of the Company's overall business because such measures eliminate the effects of certain charges that are not directly attributable to the Company's underlying operating performance. Additionally, management believes that providing the Non-GAAP Measures enhances the comparability for investors in assessing the Company’s financial reporting. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt service and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions.

Accordingly, the Company believes that the presentation of the Non-GAAP Measures, when used in conjunction with GAAP financial measures, are useful financial analytical measures that are used by management, as described above, and therefore can assist investors in assessing the Company's financial condition, operating performance and underlying strength. The Non-GAAP Measures should not be considered in isolation or as a substitute for their respective most directly comparable As Reported financial measures prepared in accordance with GAAP, such as net income/loss, operating income/loss, diluted earnings/loss per share or net cash provided by (used in) operating activities. Other companies may define such non-GAAP measures differently. Also, while EBITDA and Adjusted EBITDA, as used in this release, are defined differently than Adjusted EBITDA for the Company's credit agreements and indentures, certain financial covenants in its borrowing arrangements are tied to similar financial measures. These non-GAAP financial measures should be read in conjunction with the Company's financial statements and related footnotes filed with the SEC.

(b) Segment profit is defined as income from continuing operations for each of the Company's Revlon, Elizabeth Arden, Portfolio and Fragrances segments, excluding the EBITDA Exclusions. Segment profit also excludes the impact of certain items that are not directly attributable to the segments' underlying operating performance, including the impact of the Non-Operating Items noted above in footnote (a). The Company does not have any material inter-segment sales.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, which are not historical facts, are forward-looking and are provided pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic or industry conditions and/or conditions in the Company’s reportable segments; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments and/or events arising after the issuance of this press release, except for the Company's ongoing obligations under the U.S. federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on preliminary or potentially inaccurate estimates and assumptions that could cause actual results to differ materially from those expected or implied by the estimated financial information. Such forward-looking statements include, among other things: (i) the Company’s expectations to remain diligent in managing its cost base to reduce COVID-19's impact on the Company’s profitability; (ii) the Company’s expectations that, based on the aggregate principal amount of 5.75% Senior Notes tendered into the Company’s pending Exchange Offer, it will close that transaction later this week, giving the Company the additional runway needed to further execute on its business strategy, including investing in the brands and markets where the Company has scale, and growing its e-commerce business; and (iii) the Company’s belief that while it still has challenges to face – namely the ongoing impact of the COVID-19 pandemic –it has the right long-term strategy in place and will continue to execute against i. Actual results may differ materially from the Company's forward-looking statements for a number of reasons, including as a result of the risks and other items described in Revlon’s filings with the SEC, including, without limitation, in Revlon’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC during 2019 and 2020 (which may be viewed on the SEC’s website at http://www.sec.gov or on Revlon, Inc.’s website at http://www.revloninc.com). Additional important factors that could cause actual results to differ materially from those indicated by the Company’s forward-looking statements include: (i) difficulties, delays or unanticipated costs or charges or less than expected cost reductions and other benefits resulting from the Company's cost reduction initiatives and/or restructuring activities, such as in connection with the Revlon 2020 Restructuring Program, higher than anticipated restructuring charges and/or payments and/or changes in the expected timing of such charges and/or payments; and/or less than expected additional sources of liquidity from such initiatives; (ii) difficulties or delays that could affect the Company's ability to consummate the Exchange Offer and/or redeem the 5.75% Senior Notes, in whole or in part, such as due to the Company's respective businesses experiencing ongoing COVID-19 related disruptions or other factors, such as lower than expected operating revenues, cash on hand and/or other permissible borrowings or generated from cost reductions resulting from the implementation of the Revlon 2020 Restructuring Program and/or other cost control initiatives and/or difficulties, delays in or less than expected results from the Company's efforts to execute on its business strategies to drive its future success and growth, including, without limitation: (1) less than effective new product development and innovation, less than expected acceptance of its new products and innovations by the Company's consumers and/or customers in one or more of its segments and/or less than expected levels of execution vis-à-vis its new product launches with its customers in one or more of its segments or regions, in each case whether attributable to COVID-19 or otherwise; (2) less than expected levels of advertising, promotional and/or marketing activities for its new product launches, less than expected acceptance of its advertising, promotional, pricing and/or marketing plans and/or brand communication by consumers and/or customers in one or more of its segments, less than expected investment in advertising, promotional and/or marketing activities or greater than expected competitive investment, in each case whether attributable to COVID-19 or otherwise; and/or (3) difficulties or disruptions impacting the Company's ability to ensure availability of its products where consumers shop, both in-store and increasingly online; and/or (iii) the Company’s inability, in whole or in part, to continue to execute its business strategy, such as due to unanticipated circumstances or results affecting the Company's financial performance and or sales growth, including: greater than anticipated levels of consumers choosing to purchase their beauty products through e-commerce and other social media channels and/or greater than anticipated declines in the brick-and-mortar retail channel, or either of those conditions occurring at a rate faster than anticipated; the Company's inability to address the pace and impact of the new commercial landscape, such as its inability to enhance its e-commerce and social media capabilities and/or increase its penetration of e-commerce and social media channels; the Company's inability to drive a successful long-term omni-channel strategy and significantly increase its e-commerce penetration; difficulties, delays and/or the Company's inability to (in whole or in part) develop and implement effective content to enhance its online retail position, improve its consumer engagement across social media platforms and/or transform its technology and data to support efficient management of its digital infrastructure; the Company incurring greater than anticipated levels of expenses and/or debt to facilitate the foregoing objectives, which could result in, among other things, less than anticipated revenues and/or profitability; decreased consumer spending in response to weak economic conditions or weakness in the consumption of beauty products in one or more of the Company's segments, whether attributable to COVID-19 or otherwise; adverse changes in tariffs, foreign currency exchange rates, foreign currency controls and/or government-mandated pricing controls; decreased sales of the Company's products as a result of increased competitive activities by the Company's competitors; decreased performance by third-party suppliers, whether due to COVID-19, shortages of raw materials or otherwise; and/or supply disruptions at the Company's manufacturing facilities, whether attributable to COVID-19 or otherwise; changes in consumer preferences, such as reduced consumer demand for the Company's color cosmetics and other current products, including new product launches; changes in consumer purchasing habits, including with respect to retailer preferences and/or among sales channels, such as due to the continuing consumption declines in core beauty categories in the mass retail channel in North America, whether attributable to COVID-19 or otherwise; lower than expected customer acceptance or consumer acceptance of, or less than anticipated results from, the Company's existing or new products, whether attributable to COVID-19 or otherwise; higher than expected retail store closures in the brick-and-mortar channels where the Company sells its products, as consumers continue to shift purchases to online and e-commerce channels, whether attributable to COVID-19 or otherwise; higher than expected purchases of permanent displays, capital expenditures, debt service payments and costs, cash tax payments, pension and other post-retirement plan contributions, payments in connection with the Company's restructuring programs (such as the Revlon 2020 Restructuring Program), severance not otherwise included in the Company's restructuring programs, business and/or brand acquisitions (including, without limitation, through licensing transactions), if any, debt and/or equity repurchases, if any, costs related to litigation, discontinuing non-core business lines and/or entering and/or exiting certain territories and/or channels of trade, advertising, promotional and marketing activities or for sales returns related to any reduction of space by the Company's customers, product discontinuances or otherwise or lower than expected results from the Company's advertising, promotional, pricing and/or marketing plans, whether attributable to COVID-19 or otherwise; decreased sales of the Company’s existing or new products, whether attributable to COVID-19 or otherwise; actions by the Company's customers, such as greater than expected inventory management and/or de-stocking, and greater than anticipated space reconfigurations or reductions in display space and/or product discontinuances or a greater than expected impact from pricing, marketing, advertising and/or promotional strategies by the Company's customers, whether attributable to COVID-19 or otherwise; and changes in the competitive environment and actions by the Company's competitors, including, among other things, business combinations, technological breakthroughs, implementation of new pricing strategies, new product offerings, increased advertising, promotional and marketing spending and advertising, promotional and/or marketing successes by competitors. Factors other than those referred to above could also cause Revlon’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on, or made available through, Revlon’s website or other websites referenced herein shall not be incorporated by reference into this press release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in millions, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Net sales	$477.1	$596.8	$1,277.7	$1,720.2
Cost of sales	234.3	269.0	600.7	750.7
Gross profit	242.8	327.8	677.0	969.5
Selling, general and administrative expenses	253.4	308.1	739.1	973.2
Acquisition, integration and divestiture costs	0.9	0.1	4.2	0.7
Restructuring charges and other, net	(0.7)	2.9	44.8	11.6
Impairment charges	—	—	144.1	—
Gain on divested assets	(1.1)	—	(0.5)	—
Operating (loss) income	(9.7)	16.7	(254.7)	(16.0)

Other expenses:
Interest expense	68.7	50.2	178.0	145.7
Amortization of debt issuance costs	7.8	3.7	17.8	10.4
Gain on early extinguishment of debt, net	(31.2)	—	(43.1)	—
Foreign currency (gains) losses, net	(9.8)	7.6	9.1	9.0
Miscellaneous, net	(2.6)	1.7	13.9	7.6
Other expenses	32.9	63.2	175.7	172.7

Loss from continuing operations before income taxes	(42.6)	(46.5)	(430.4)	(188.7)
Provision for (benefit from) income taxes	1.9	(2.1)	(45.2)	(3.2)
Loss from continuing operations, net of taxes	(44.5)	(44.4)	(385.2)	(185.5)
(Loss) income from discontinued operations, net of taxes	—	(0.3)	—	2.0
Net loss	$(44.5)	$(44.7)	$(385.2)	$(183.5)

Other comprehensive income (loss):
Foreign currency translation adjustments	2.2	(1.8)	7.3	(0.5)
Amortization of pension related costs, net of tax	2.8	2.3	9.3	7.2
Other comprehensive (loss) income, net	5.0	0.5	16.6	6.7
Total comprehensive loss	$(39.5)	$(44.2)	$(368.6)	$(176.8)

Basic and Diluted (loss) earnings per common share:
Continuing operations	$(0.83)	$(0.84)	$(7.22)	$(3.50)
Discontinued operations	—	—	—	0.04
Net loss	$(0.83)	$(0.84)	$(7.22)	$(3.46)

Weighted average number of common shares outstanding:
Basic	53,476,354	53,129,004	53,371,986	53,057,154
Diluted	53,476,354	53,129,004	53,371,986	53,057,154

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$268.3	$104.3
Trade receivables, net	340.8	423.4
Inventories, net	525.5	448.4
Prepaid expenses and other current assets	140.8	135.3
Total current assets	1,275.4	1,111.4
Property, plant and equipment, net	355.8	408.6
Deferred income taxes	230.5	175.1
Goodwill	563.2	673.7
Intangible assets, net	435.9	490.7
Other assets	112.5	121.1
Total assets	$2,973.3	$2,980.6

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$2.0	$2.2
Current portion of long-term debt	704.5	288.0
Accounts payable	219.9	251.8
Accrued expenses and other current liabilities	387.9	414.9
Total current liabilities	1,314.3	956.9
Long-term debt	2,926.5	2,906.2
Long-term pension and other post-retirement plan liabilities	166.7	181.2
Other long-term liabilities	148.7	157.5
Total stockholders' deficiency	(1,582.9)	(1,221.2)
Total liabilities and stockholders' deficiency	$2,973.3	$2,980.6

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Nine Months Ended
	September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)
Net loss	$(385.2)	$(183.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	108.3	124.6
Foreign currency losses from re-measurement	9.1	9.0
Amortization of debt discount	1.3	1.2
Stock-based compensation amortization	8.6	7.7
Impairment charges	144.1	—
Benefit from deferred income taxes	(54.4)	(19.0)
Amortization of debt issuance costs	17.8	10.4
Gain on divested assets	(0.5)	—
Pension and other post-retirement cost	4.2	6.3
Gain on early extinguishment of debt, net	(43.1)	—
Paid-in-kind interest accrued on the 2020 Brandco Facilities	6.2	—
Change in assets and liabilities:
Decrease (increase) in trade receivables	78.0	(30.5)
Increase in inventories	(79.4)	(4.9)
Increase in prepaid expenses and other current assets	(1.7)	(5.5)
(Decrease) Increase in accounts payable	(27.8)	9.1
Decrease in accrued expenses and other current liabilities	(25.2)	(81.0)
Pension and other post-retirement plan contributions	(7.5)	(7.8)
Purchases of permanent displays	(16.5)	(28.4)
Other, net	6.8	25.5
Net cash used in operating activities	(256.9)	(166.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7.4)	(20.0)
Net cash used in investing activities	(7.4)	(20.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(0.7)	(22.4)
Borrowings under the 2020 BrandCo Facilities	880.0	—
Repurchase of the 5.75% Senior Notes	(114.1)	—
Net borrowings under the Amended 2016 Revolving Credit Facility	19.5	13.4
Repayment of the 2019 Term Loan Facility	(200.0)	200.0
Repayment under the 2018 Foreign Asset-Based Term Loan	(31.4)	—
Repayments under the 2016 Term Loan Facility	(9.2)	(13.5)
Payment of financing costs	(108.3)	(13.4)
Tax withholdings related to net share settlements of restricted stock and RSUs	(1.6)	(1.6)
Other financing activities	(0.3)	(0.9)
Net cash provided by financing activities	433.9	161.6
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.4)	(1.4)
Net increase (decrease) in cash, cash equivalents and restricted cash	169.2	(26.6)
Cash, cash equivalents and restricted cash at beginning of period	104.5	87.5
Cash, cash equivalents and restricted cash at end of period	$273.7	$60.9
Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$182.2	$157.9
Income taxes, net of refunds	12.6	6.9
Supplemental schedule of non-cash investing and financing activities:
Non-cash roll-up of participating lenders from the 2016 Term Loan Facility to the 2020 Brandco Facilities	$846.0	$—
Paid-in-kind debt issuance costs capitalized to the 2020 Brandco Facilities	29.1	—

REVLON, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended September 30,
	2020	2019
	(Unaudited)
Reconciliation to net loss:
Net loss	$(44.5)	$(44.7)
Income (loss) from discontinued operations, net of taxes	—	(0.3)
Loss from continuing operations, net of taxes	(44.5)	(44.4)

Interest expense, net	68.7	50.2
Amortization of debt issuance costs	7.8	3.7
Loss on early extinguishment of debt	(31.2)	—
Foreign currency (gains) losses, net	(9.8)	7.6
Provision for (benefit from) income taxes	1.9	(2.1)
Depreciation and amortization	35.1	38.9
Miscellaneous, net	(2.6)	1.7
EBITDA	$25.4	$55.6
Non-operating items:
Non-cash stock-based compensation expense	5.1	3.9
Restructuring and related charges	4.5	5.4
Acquisition, integration and divestiture costs	0.9	0.1
Gain on divested assets	(1.1)	—
Financial control remediation and sustainability actions and related charges	0.7	3.4
COVID-19 charges	9.7	—
Capital structure and related charges	9.3	—
Adjusted EBITDA	$54.5	$68.4

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)

Reconciliation to net loss:
Net loss	$(385.2)	$(183.5)
Income (loss) from discontinued operations, net of taxes	—	2.0
Loss from continuing operations, net of taxes	(385.2)	(185.5)
Interest expense	178.0	145.7
Amortization of debt issuance costs	17.8	10.4
Loss on early extinguishment of debt	(43.1)	—
Foreign currency losses, net	9.1	9.0
Benefit from income taxes	(45.2)	(3.2)
Depreciation and amortization	108.3	124.6
Miscellaneous, net	13.9	7.6
EBITDA	$(146.4)	$108.6
Non-operating items:
Non-cash stock-based compensation expense	8.6	7.7
Restructuring and related charges	61.2	27.4
Acquisition, integration and divestiture costs	4.2	0.7
Gain on divested assets	(0.5)	—
Financial control remediation and sustainability actions and related charges	8.5	9.8
Impairment charges	144.1	—
Excessive coupon redemption	4.2	—
COVID-19 charges	35.1	—
Capital structure and related charges	9.3	—
Adjusted EBITDA	$128.3	$154.2

REVLON, INC. AND SUBSIDIARIES
SEGMENT PROFIT, ADJUSTED EBITDA AND ADJUSTED OPERATING LOSS RECONCILIATION
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Segment Profit:
Revlon	$13.5	$7.3	$41.4	$58.5
Elizabeth Arden	3.4	12.5	18.4	17.1
Portfolio	12.2	14.4	33.9	25.0
Fragrances	25.4	34.2	34.6	53.6
Total Segment Profit/Adjusted EBITDA	$54.5	$68.4	$128.3	$154.2

Reconciliation to loss from continuing operations before income taxes:
Loss from continuing operations before income taxes	$(42.6)	$(46.5)	$(430.4)	$(188.7)
Interest expense	68.7	50.2	178.0	145.7
Amortization of debt issuance costs	7.8	3.7	17.8	10.4
Loss on early extinguishment of debt	(31.2)	—	(43.1)	—
Foreign currency (gains) losses, net	(9.8)	7.6	9.1	9.0
Miscellaneous, net	(2.6)	1.7	13.9	7.6
Operating loss	(9.7)	16.7	(254.7)	(16.0)

Non-operating items:
Restructuring and related charges	4.5	5.4	61.2	27.4
Acquisition, integration and divestiture costs	0.9	0.1	4.2	0.7
Gain on divested assets	(1.1)	—	(0.5)	—
Financial control remediation and sustainability actions and related charges	0.7	3.4	8.5	9.8
Impairment charges	—	—	144.1	—
Excessive coupon redemption	—	—	4.2	—
COVID-19 charges	9.7	—	35.1	—
Capital structure and related charges	9.3	—	9.3	—
Adjusted Operating loss	14.3	25.6	11.4	21.9
Non-cash stock-based compensation expense	5.1	3.9	8.6	7.7
Depreciation and amortization	35.1	38.9	108.3	124.6

Adjusted EBITDA	$54.5	$68.4	$128.3	$154.2

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET SALES RECONCILIATION
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Segment Net Sales
Revlon	$166.0	$217.3	$482.8	$716.1
Elizabeth Arden	106.3	123.2	282.4	352.0
Portfolio	99.6	118.2	298.1	354.1
Fragrances	105.2	138.1	214.4	298.0
Total Segment Net Sales	$477.1	$596.8	$1,277.7	$1,720.2

Non-operating items:
Excessive coupon redemption	—	—	4.2	—
Total Adjusted Net Sales	$477.1	$596.8	$1,281.9	$1,720.2

REVLON, INC. AND SUBSIDIARIES
ADJUSTED GROSS PROFIT RECONCILIATION
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Gross Profit	$242.8	$327.8	$677.0	$969.5
Non-operating items:
COVID-19 charges	5.6	—	27.0	—
Excessive coupon redemption	—	—	4.2	—
Financial control remediation and sustainability actions and related charges	—	—	6.1	—
Restructuring and related charges	—	1.2	—	4.2
Adjusted Gross Profit	$248.4	$329.0	$714.3	$973.7

REVLON, INC. AND SUBSIDIARIES
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED INCOME (LOSS) PER SHARE RECONCILIATION
(dollars in millions, except share and per share amounts)

	Three Months Ended September 30,
	2020	2019
	(Unaudited)

Reconciliation to net loss and diluted loss per share:
Net loss	$(44.5)	$(44.7)

Non-operating items (after-tax):
Restructuring and related charges	3.8	4.6
Acquisition, integration and divestiture costs	0.7	—
Gain on divested assets	(0.9)	—
Financial control remediation and sustainability actions and related charges	0.5	2.6
COVID-19 charges	2.3	—
Capital structure and related charges	7.3	—

Adjusted net loss	$(30.8)	$(37.5)

Net loss:
Diluted loss per common share	(0.83)	(0.84)
Adjustment to diluted loss per common share	0.25	0.13
Adjusted diluted loss per common share	$(0.58)	$(0.71)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,476,354	53,129,004

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)

Reconciliation to net loss and diluted loss per share:
Net loss	$(385.2)	$(183.5)

Non-operating items (after-tax):
Restructuring and related charges	48.5	21.6
Acquisition, integration and divestiture costs	3.3	0.5
Gain on divested assets	(0.4)	—
Financial control remediation and sustainability actions and related charges	6.4	7.5
Impairment charges	130.7	—
Excessive coupon redemption	3.3	—
COVID-19 charges	7.6	—
Capital structure and related charges	7.3	—

Adjusted net loss	$(178.5)	$(153.9)

Net loss:
Diluted loss per common share	(7.22)	(3.46)
Adjustment to diluted loss per common share	3.88	0.56
Adjusted diluted loss per common share	$(3.34)	$(2.90)

U.S. GAAP weighted average number of common shares outstanding:
Diluted	53,371,986	53,057,154

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Nine Months Ended September 30,
	2020	2019
	(Unaudited)

Reconciliation to net cash used in operating activities:
Net cash used in operating activities	$(256.9)	$(166.8)
Less capital expenditures	(7.4)	(20.0)

Free cash flow	$(264.3)	$(186.8)

Contacts

Investor Relations:
212-527-4040 or investor.relations@revlon.com